Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION RAISES
SEMIANNUAL DIVIDEND TO $.30 PER SHARE
Latest increase is eleventh consecutive since 2003
Biloxi, MS (December 16, 2008)—The board of directors of Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, raised the holding company’s regular semiannual cash dividend to $.30 per common share, payable January 16, 2009, to stockholders of record January 9, 2009.
The new semi-annual dividend represents an increase of 3.4% over the $.29 per share paid for the first half of 2008 and is 11.1% higher than the semi-annual dividend of $.27 per share paid in the second half of 2007.
“Unlike so many other financial institutions that have reduced or even eliminated their dividends in these most difficult times, our strong capital structure and ongoing business have allowed us to increase the payout to our shareholders for the eleventh consecutive time in the last five years,” said Chevis C. Swetman, chairman of the board and chief executive officer of the holding company and the bank.
“There can be no question that our economy is enduring the worst financial crisis since the Great Depression, but our consistently conservative approach has been validated,” he added. “Our stockholders are being rewarded for their unwavering support, and our customers can take comfort knowing that we remain open for business as always.”
The company’s semi-annual dividend has been raised 11 times since June 2003. The current annualized dividend of $.59 per share for 2008 is 13.5% more than dividends paid in 2007 and 34.1% more than paid in 2006.
Founded in 1896, with $875 million in assets as of September 30, 2008, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The bank also formed a mortgage loan department in July, 2007, to provide residential loans for primary, secondary and multi-family homes up to four units.
The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.